Emergent BioSolutions Announces Stock Repurchase Program

GAITHERSBURG, Md., March 31, 2025 (GLOBE NEWSWIRE) — Emergent BioSolutions Inc. (NYSE: EBS) today announced that its Board of Directors has authorized the repurchase of up to $50 million of the company’s common stock on or before March 27, 2026.

“As Emergent continues the turnaround phase of our multi-year transformation plan, we expect our investment priorities to remain focused on driving long-term growth and profitability,” said Joe Papa, president and CEO of Emergent. “This announcement reflects our confidence in the company’s strategy, future outlook and cash generation and provides another avenue for us to create long-term value for shareholders, while delivering on our mission to protect and save lives.”

Stock repurchases under the newly authorized program may be made from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the company’s management based on its evaluation of market conditions and other factors, including the market price of the company’s common shares, macroeconomic environment and other investment opportunities, consistent with its insider trading policy. The repurchase program may be suspended or discontinued at any time.

The company had approximately 54.3 million shares of common stock outstanding as of December 31, 2024.

About Emergent BioSolutions

At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding utilization of the company’s share repurchase program, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statements will be accurate. Readers should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. Readers should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com